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                                                                   EXHIBIT 10.20

                               SUBLEASE AGREEMENT

         This Sublease Agreement ("Sublease") is made as of December 16, 2002 by and between Centagenetix, Inc., a Delaware corporation (hereinafter referred to as "Sublessor"), and Critical Therapeutics, Inc., a Delaware corporation (hereinafter referred to as "Sublessee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a Lease dated as of January 16, 2002, between Sublessor and Massachusetts Institute of Technology, a Massachusetts educational corporation ("Landlord"), Landlord leased certain space to Sublessor (such Lease is referred to herein as the "Lease") at the property commonly known as l2 Emily Street, Cambridge, Massachusetts (the "Building"); and

         WHEREAS, Sublessee desires to sublet from Sublessor approximately 4,500 square feet (the "Sublet Premises") of the Premises referred to in the Lease and described therein, of which approximately 1,500 square feet will be space shared with Sublessor or another subtenant to be designated by Sublessor (the "Shared Space"), located on the first floor of the Premises and outlined on the diagram attached hereto as "Exhibit A", which shall be deemed to include any common areas set forth in the Lease.

         NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

         1. Sublet Premises. Sublessor does hereby sublease to Sublessee and Sublessee does hereby sublease from Sublessor, for the term and upon the conditions hereinafter provided, the Sublet Premises, being an area located on the first floor of the Premises, and outlined on the diagram attached hereto as "Exhibit A".

         2. Term. (a) The term ("Term") of this Sublease shall commence on the later to occur of (i) the date upon which Sublessor delivers possession of the Sublet Premises to Sublessee, or (ii) the date upon which Landlord's written consent to the Sublease and to Sublessee's Work is obtained (the "Commencement Date"); provided, however, that in the event Landlord does not give its written consent to this Sublease on or before December 20, 2002, or the Sublessor fails to deliver possession of the Sublet Premises to Sublessee on or before December 20, 2002, then, at the option of Sublessee, all amounts paid by Sublessee hereunder shall be refunded forthwith and, thereupon, this Sublease shall be void and without further recourse to the parties. The term of this Sublease shall terminate at 11:59 p.m. on May 20, 2007, or on such earlier date upon which said term may expire or be terminated pursuant to a termination of the Lease or any of the conditions or limitations or other provisions of this Sublease or pursuant to law ("Termination Date"). Notwithstanding the foregoing, Sublessee may notify Sublessor in writing, given on or before the date which is six (6) months prior to the Termination Date hereof, indicating Sublessee's preference to remain in the Sublease Premises beyond the Sublease Termination Date. Sublessor shall, within five (5) business days following receipt of Sublessee's notice, notify Sublessee in writing whether Sublessor desires to extend the Sublease Term for a period not to exceed the last day of Lease Term (as such may have been extended pursuant to the terms of the Lease) and on such other terms acceptable to Sublessor. Sublessor and Sublessee shall, within five
(5) business days (the "Negotiation Period") following

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the date of Sublessor's notice to Sublessee, negotiate in good faith toward mutually acceptable terms. Following the expiration of said Negotiation Period, Sublessee shall then notify Sublessor in writing, within five (5) business days following the date of Sublessor's notice, whether Sublessee has elected to extend the term of this Sublease on the terms set forth in Sublessor's notice or as may have been mutually agreed upon by Sublessor and Sublessee during the Negotiation Period. If the parties mutually agree to an extension of the Sublease Term and the terms of such extension, the parties shall promptly execute an Amendment to Sublease reflecting the terms of the parties' agreement.

         3. Annual Basic Rent and Monthly Basic Rent. Commencing on the later to occur of (the "Rent Commencement Date") the (i) Commencement Date, and (ii) date upon which Sublessee commences Sublessee's Work, provided, however, that in no event shall the Rent Commencement Date occur later than January 1, 2003, annual Basic Rent shall be One Hundred Eighty Thousand and No/100 Dollars ($180,000.00). Monthly Basic Rent ("Basic Rent") shall be the sum of Fifteen Thousand and No/100 Dollars ($15,000.00). Basic Rent shall be payable on the first day of each and every calendar month during the term of this Sublease. All payments of Basic Rent shall be paid to Sublessor in advance of each month for which such rent is due. Upon execution of this Sublease, Sublessee shall pay to Sublessor the first installment of Basic Rent which shall be applied by Sublessor against the first month of the Sublease term.

         If the obligation of Sublessee to pay rent hereunder begins on a day other than on the first day of a calendar month, rent from such date until the first day of the following calendar month shall be prorated at the rate of one-thirtieth (1/30th) of the monthly installment for each day payable in advance. The monthly Basic Rent, Additional Rent (as defined herein) and any other charges herein reserved or payable shall be paid to Sublessor at the address specified in Section 18 hereof, or at such other place as Sublessor may designate in writing, in lawful money of the United States of America without demand therefor and without any deduction, set-off or abatement whatever. Sublessor covenants and agrees that it shall pay to Landlord all rent and other amounts due under the Lease in a timely manner pursuant to all applicable provisions of the Lease.

         4. Operating Expenses. Sublessee agrees to pay Sublessor, as "Additional Rent" under this Sublease, (i) Operating Expenses payable pursuant to Section 6 of the Lease applicable to the Sublet Premises, (ii) Taxes payable pursuant to Section 6 of the Lease applicable to the Sublet Premises, (iii) any other Additional Rent payable pursuant to Section 4.1 (b) of the Lease applicable to the Sublet Premises, and (iii) all other charges payable pursuant to the Lease and applicable to the Sublet Premises, which shall be payable in advance each month (pursuant to Sublessor's written estimate of such "Additional Rent" delivered to Sublessee) or in arrears if not billed sooner. Sublessee shall be responsible for paying all utility charges in respect of the Sublet Premises, including without limitation any charges for electricity, gas and HVAC. Sublessee shall also pay to Sublessor, as Additional Rent, all charges for any additional services requested by and provided to Sublessee. Any Additional Rent which may be payable to Sublessor shall be apportioned during the year in which the term of this Sublease commences and during the year in which such term shall end, such that Sublessee shall be obligated to pay a proportionate share of such Additional Rent which is attributable to the number of days of their

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term hereof which are included in the period for which such Additional Rent is payable by Sublessor under the Lease. Sublessee shall pay Additional Rent within fifteen (15) days of receipt of a statement therefor from either Sublessor or Landlord. Sublessee's obligations to pay Additional Rent during the Sublease Term shall survive the termination of this Sublease.

         5. Security Deposit. Upon the execution of this Sublease, Sublessee shall pay to Sublessor the sum of $60,000.00 as security (the "Security Deposit") for the faithful performance by Sublessee of its obligations hereunder. In the event of an Event of Default (as defined in Section 14 hereof), Sublessee hereby authorizes Sublessor, at Sublessor's election (with notice to Sublessee) and with or without terminating this Sublease and without prejudice to any other right or remedy Sublessor may have, to apply all or any portion of the Security Deposit necessary to remedy such default. If said Security Deposit or portion thereof is so applied, Sublessee, upon demand by Sublessor, shall immediately deposit with Sublessor an amount equal to the amount of the Security Deposit so applied. Any unapplied cash portion of the Security Deposit shall be held by Sublessor in a non-segregated account and no interest shall be paid thereon. Any portion of the Security Deposit remaining at the end of the term of this Sublease shall be refunded to Sublessee within sixty
(60) days of the Sublease Termination Date.

         6. Use. Sublessee will use and occupy the Sublet Premises solely for animal holding and tissue laboratory purposes for mice and rats only. Without the prior written consent of Landlord and Sublessor, the Sublet Premises will not be used for any other purposes or for any other types of animals. Sublessor shall, at Sublessee's sole cost and expense, cooperate with Sublessee in obtaining any necessary permits or approvals from the City of Cambridge in connection with Sublessee's occupancy of the Sublet Premises. Sublessee will cause all deliveries of animals to the Sublet Premises to be made as inconspicuously as reasonably possible and will not cause any disagreeable odors to emanate from the Building at any time. In particular, Sublessee will not sanitize any feed for animals on the Sublet Premises or in the Building.

         7. Condition of Sublet Premises. Sublessee hereby acknowledges that the Sublet Premises are hereby subleased in "as is" condition. To the best of Sublessor's knowledge, as of the date hereof, the Building systems are in operational condition.

         8. Alterations/Sublessee's Work/Sublessor's Work. (a) Subject to the terms hereof and to the provisions of Section 11.1(f) and Exhibit F (Work Letter) of the Lease, Sublessee shall not make any alterations, improvements or additions to the Sublet Premises (the "Sublessee Alterations"). All such Sublessee Alterations are subject to Sublessor's and Landlord's prior written consent in accordance with the terms of the Lease. Sublessor's consent to any such Alterations shall not be unreasonably withheld or delayed.

         (b) Sublessee's Plans. Sublessee intends to build-out the Sublet Premises (excluding the Shared Space) to include laboratory space as described on the preliminary plan attached hereto as Exhibit B ("Sublessee's Work"). In connection with the performance of Sublessee's Work, Sublessee shall meet with Sublessor and Sublessee's architect, Randy Lewis of Olson, Lewis & Dioli ("Architect"), to enable Architect to prepare (x) a Space Plan (as defined in the Lease) sufficient for Landlord and Sublessor to approve Sublessee's proposed design of the

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Sublet Premises, and (z) architectural Working Drawings (as defined in the
Lease) for Sublessee's Work, all of which shall be subject to the consent of Sublessor and Landlord as provided in the Lease ("Sublessee's Plans"). Sublessee and Sublessor agree to use diligent efforts to cooperate in order to expedite finalization of Sublessee's Plans as soon as possible. Landlord's and Sublessor's approval of Sublessee's Plans is solely given for such parties own benefit under this section and neither Sublessee nor any third party shall have the right to rely upon Landlord's or Sublessor's approval of Sublessee's Plans for any other purpose whatsoever. Without limiting the foregoing, Sublessee shall be responsible for all elements of the design of Sublessee's Plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Sublet Premises and the placement of Sublessee's furniture, appliances and equipment), and Landlord's and Sublessor's approval of Sublessee's Plans shall in no event relieve Sublessee of the responsibility therefor. Prior to commencing Sublessee's Work, Sublessee shall first obtain (a) all necessary permits and approvals with the City of Cambridge, and (b) the prior written approval of Landlord and Sublessor to Sublessee's Work and, once approved, to any modifications to Sublessee's Work. Sublessee shall complete and pay for Sublessee's Work using first-grade materials and workmanship, and shall, prior to occupying the Sublet Premises, deliver to Landlord and Sublessor (i) final lien waivers and affidavits from its contractor and all sub-contractors, certifying that all amounts due in connection with the completion of Sublessee's Work have been paid in full and that Sublessee's Work is substantially complete, subject only to the completion of minor items of decoration or adjustment, (ii) an Architect's certificate certifying that Sublessee's Work has been completed in accordance with Sublessee's Plans, and (iii) a final and unconditional certificate of occupancy for the Sublet Premises issued by the City of Cambridge. In no event shall Sublessee permit any liens to attach to the Premises. Sublessee's Work shall become part of the Sublet Premises and shall not be removed upon the expiration of the Sublease term, except upon the written direction of Landlord. Subject to Sublessor's receipt of Lessor's Contribution (as defined in the Lease), Sublessor shall be responsible for building out the Shared Space. Notwithstanding anything to the contrary contained herein or in the Lease, Sublessee shall be permitted, upon the expiration or earlier termination of this Sublease, to remove from the Sublet Premises the items shown on attached Exhibit C; provided however, that Sublessee shall repair and be responsible for any or all damage caused by such removal.

         (c) Completion of Sublessee's Work. Sublessee shall substantially complete Sublessee's Work and obtain a final certificate of occupancy for the Sublet Premises by the City of Cambridge on or before March 15, 2003.

         (d) Cost of Sublessee's Work. All of Sublessee's Work shall be performed at Sublessee's sole cost and expense (the "Cost of Sublessee's Work").

         (e) Sublessee's and Sublessor's Construction Representatives. For all matters relating to Sublessee's Work or any other construction matters under this Sublease, including but not limited to Sublessee approvals for all purposes hereunder, Sublessee's construction representative is Walter Newman ("Sublessee's Construction Representative"), or such other person as designated by Sublessee in writing to Sublessor. For all matters relating to Sublessee's Work or any other construction matters under this Sublease, including but not limited to

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Sublessor approvals for all purposes hereunder, Sublessor's construction representative is Carl Weissman ("Sublessor's Construction Representative"), or such other person as designated by Sublessor in writing to Sublessee. Sublessor agrees that Sublessor shall permit Sublessee to attend any and all meetings attended by Sublessor involving Landlord and Sublessor shall promptly notify Sublessee (which notice maybe oral) as soon as practicable prior to any meetings with Landlord relating to Sublessee's Work. Each of Sublessor and Sublessee shall cooperate with the other in obtaining approvals from the other, as such approvals relate to Sublessee's Work.

         (f) All allowed Sublessee Alterations, including Sublessee's Work, shall be performed in compliance with all Legal Requirements and in a good and workmanlike manner, and free of all liens. Without limitation of the foregoing, Sublessee agrees that its general contractor shall be licensed, insured and bonded in the Commonwealth of Massachusetts and shall be subject to the review and approval of Landlord and Sublessor. If any Sublessee Alterations are made without having first obtained the required consents, Landlord or Sublessor may remove the same, and may correct, repair and restore the Sublet Premises and any damage arising from such removal, and Sublessee shall be liable for any and all costs and expenses incurred by the removing party in the performance of such work.

         9. Sublessee's Personal Property. Upon the expiration or earlier termination of this Sublease, Sublessee shall remove all of its goods and effects from the Sublet Premises (including, without limitation, all signs and lettering affixed or painted by the Sublessee on the Sublet Premises), shall repair all damage resulting from such removal or its use of the Sublet Premises, and shall surrender the Sublet Premises, as so required, in good condition, subject only to reasonable wear and tear and to damage, if any, by fire or other casualty. The obligations of Sublessee as provided in this Section 9 shall survive the termination of this Sublease.

         10. Terms of Lease. All of the terms, provisions, covenants and conditions of the Lease, as amended, are incorporated herein by reference and hereby made a part of and, except as herein otherwise expressly provided (Sections 3.2, 3.3, 4.2, 4.3, 12.0, 15.0, 20.0 and the definitions of "Lessee's Work" and "Lessor's Work" found in Section 1 of Exhibit F (the Work Letter) and Sections 7 and 8 of Exhibit F (the Work Letter) are hereby excluded), are superior to this Sublease and as between the parties hereto, Sublessee hereby assumes all of the obligations (except as expressly modified herein) and shall have all the rights of Sublessor as "Tenant" under the covenants, agreements, terms and provisions set forth in the Lease, but only to the extent they are applicable to the Sublet Premises. Sublessor shall have all of the rights of the Landlord under the Lease as against Sublessee and, as between the parties hereto, Sublessor agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder and to use commercially reasonable efforts to cause Landlord to observe and perform those applicable terms, covenants and conditions to be observed and performed by Landlord under the Lease with respect to the Sublet Premises. Notwithstanding the foregoing, Sublessor shall not be required to furnish those services or perform those obligations under the Lease which are to be furnished or performed by Landlord under the Lease and Sublessor shall have no liability for Landlord's failure thereof.

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         11. Sublessee's and Sublessor's Covenants. Sublessee covenants and agrees that Sublessee will not do anything which would constitute a default under the Lease or omit to do anything which Sublessee is obligated to do under the terms of this Sublease and which would constitute a default under the Lease. Sublessor covenants and agrees (a) to pay the rent and any Additional Rent payable as required under the Lease and will not do anything which would constitute a default under the Lease; (b) not to agree to a voluntary surrender or early termination of the Lease, (c) to the best of Sublessor's knowledge, no Event of Default under the Lease has been caused by either Landlord or Sublessor and there is no condition, the existence of which would give rise to an Event of Default following the giving of notice or expiration of grace periods, and (d) Sublessor shall promptly deliver to Sublessee a copy of any notice of default received from Landlord.

         12. Indemnification. (a) To the fullest extent permitted by law, Sublessee shall and hereby does indemnify and hold Sublessor and Landlord harmless from and against any and all actions, claims, demands, damages, liabilities, expenses and judgments (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by Sublessor by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Lease or this Sublease, and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublet Premises, except as a result of the intentional or grossly negligent acts or omissions of Landlord or Sublessor, or their respective agents, employees or invitees.

         (b) To the fullest extent permitted by law, Sublessor shall and hereby does indemnify and hold Sublessee harmless from and against any and all actions, claims, demands, damages, liabilities, expenses and judgments (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by Sublessee by reason of (a) any violation caused, suffered or permitted by Sublessor, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Lease or this Sublease, and (b) any damage or injury to persons or property occurring upon or in connection with Sublessor's use or occupancy of the Premises, excepting the acts or omissions of Landlord or Sublessee, or their respective agents, employees or invitees.

         13. Brokers. Sublessee represents and warrants to Sublessor that it has not directly or indirectly dealt with any broker or agent with respect to the Sublet Premises other than Steve Purpura of Richard Barry Joyce & Partners, LLC ("Broker"). Sublessor shall be responsible for the payment of any broker commission due Broker in connection with this Sublease. Sublessee agrees to indemnify and hold harmless Sublessor against any claim by any other broker or agent arising out of a breach of Sublessee's representations and warranties in this Section 13. Sublessor represents and warrants to Sublessee that it has not directly or indirectly dealt with any broker or agent with respect to the Sublet Premises with the exception of Broker. Sublessor agrees to indemnify and hold harmless Sublessee against any claim by any other broker or agent arising out a breach of Sublessor's representations and warranties in this Section 13.

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         14. Defaults and Remedies.

         The following shall constitute an event of default (each, an "Event of Default") under this Sublease:

         (i) Sublessee shall fail to pay rent or other sums payable under this Sublease within five (5) days after written notice to Sublessee that the same is due and payable; provided that in no event shall Sublessor be obligated to provide notice more than twice in any 12 month period;

         (ii) Sublessee shall fail to cure any other default under this Sublease within twenty (20) days (or such further time as may be required to diligently cure the same) from written notice thereof from Sublessor to Sublessee;

         (iii) a lien or other encumbrance shall be filed against Sublessee's leasehold interest and not be discharged within ten (10) days after Sublessee receives written notice thereof; or

         (iv)     any other default by Sublessee shall occur under the Lease.

         Upon the occurrence of an Event of Default, Sublessor may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice, enter into and upon the Sublet Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Sublessee, and repossess the same as of Sublessee's former estate and expel Sublessee and those claiming through or under Sublessee and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Sublease shall terminate, Sublessee hereby waiving all statutory rights to the extent such rights may be lawfully waived. Sublessor, without notice to Sublessee, may store Sublessee's effects and those of any person claiming through or under Sublessee at the expense and risk of Sublessee, and, if Sublessor so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Sublessor from Sublessee, if any, and pay over the balance, if any to Sublessee.

         Sublessee covenants and agrees that upon the occurrence of an Event of Default, notwithstanding any termination of this Sublease under any of the provisions of this Section 14 or any entry or re-entry by Sublessor, whether by summary proceedings, termination or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Sublease, become due if this Sublease had not been terminated or if Sublessor had not entered or re-entered as aforesaid and whether the Sublet Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the term, or for the whole thereof, provided that in the event the Sublet Premises be relet by Sublessor, Sublessee shall be entitled to a credit equal to the net amount of rent received by Sublessor in reletting, after

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deduction of all expenses incurred in reletting the Sublet Premises (including but not limited to remodeling costs, brokerage fees, and the like) and in collecting rent in connection therewith.

         In the event that Basic Rent or other payments are not made by the date when such payments are due, then in addition to all other remedies otherwise available to Sublessor, said past due payments shall carry a late charge equal to one percent (1%) of the amount of such overdue payment. Sublessee specifically agrees to pay any such late charge to Sublessor along with the payment of Basic Rent and other charges.

         15. Parking. Sublessee shall be entitled to use one (1) parking space in the lot adjacent to the Building and four (4) parking spaces in the 128 Sidney Street lot. Sublessee will be responsible for the fair market rent of such parking spaces, which fair market rent is currently $135.00 per parking space per month. Upon at least thirty (30) days' prior written notice to Sublessor Sublessee may request additional parking spaces (not to exceed four
(4) additional parking spaces) on Landlord's parking area at the then fair market rent, which additional parking spaces Sublessor shall make available to Sublessee if such additional parking spaces are not then presently being used by Sublessor and Sublessor is entitled to use such additional parking spaces under the Lease; provided, however, that, upon not less than thirty (30) days' prior written notice to Sublessee, Sublessor shall have the right to recapture any such additional parking spaces for Sublessor's use, which recapture shall be effective as of the date set forth in Sublessor's notice to Sublessee.

         16. Entire Agreement. This Sublease, together with those provisions of the Lease applicable hereto, contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Sublet Premises and Sublessor's obligations in connection therewith, and neither Sublessor nor any agent or representative of Sublessor has made or is making, and Sublessee in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. The failure of Sublessee or Sublessor to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Landlord, Sublessee and Sublessor. No surrender of possession of the Sublet Premises or of any part thereof or of any remainder of the term of this Sublease shall release Sublessee from any of its obligations hereunder unless accepted by Sublessor in writing. The receipt and retention by Sublessor of monthly Basic Rent or Additional Rent from anyone other than Sublessee shall not be deemed a waiver of the breach by Sublessee of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Sublessee from the further keeping, observance or performance by Sublessee of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublessor of monthly Basic Rent or Additional Rent with knowledge of the breach of any covenant,

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agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

         17. Successors and Assigns. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

         18 Notices. Any and all communications delivered hereunder shall be sent by first-class mail or overnight courier: if to Landlord, at the addresses specified in Section 16 of the Lease; if to Sublessee, at 675 Massachusetts Avenue, Cambridge, MA 02139, Attn: Walter Newman, with a copy to Hale & Dorr LLP, 60 State Street, Boston, MA 02109, Attn: Michael D. MacClary, Esq., and if to Sublessor, at 12 Emily Street, Cambridge, MA 02139, Attn: President, with a copy to Mintz Levin Cohn Ferris Glovsky & Popeo, P.C., One Financial Center, Boston, MA 02111, Attn: Stuart Offner, Esq., or to such other address and attention as any of the above shall notify the others in writing. Sublessor shall promptly deliver to Sublessee copies of any default or delinquency notice received by Sublessor from Landlord.

         19. Insurance. Sublessee shall maintain the insurance coverages required to be maintained by Sublessor pursuant to Section 7 of the Lease and shall provide Sublessor, upon execution of this Sublease, with a certificate of insurance naming Sublessor and Landlord as additional insureds. Sublessor shall use commercially reasonable efforts to obtain from Landlord a waiver of Landlord's and Landlord's insurer's subrogation rights benefiting Sublessee.

         20. Early Entry. [Intentionally deleted.]

         21. Incorporation of Lease Terms. All of the terms and provisions of the Lease are hereby incorporated within the Sublease except as specifically excluded or modified hereby. For purposes of this Sublease, Sublessee shall perform all of the obligations of "Tenant" under the Lease, provided, however, that Sublessor shall not be required to perform any obligations specifically required of Landlord.

         22. Landlord's Consent. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublessor's obtaining prior written consent hereto by Landlord.

         23. Counterparts. This Sublease may be executed in counterparts, and such counterparts when taken together shall constitute one and the same Sublease, valid and binding upon all the parties.

            [The remainder of this page is intentionally left blank]

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         IN WITNESS WHEREOF, Sublessee and Sublessor have duly executed this
Sublease as of the day and year first above written.

Sublessor:

Centagenetix, Inc., a Delaware corporation

By:     /s/ Christopher Fraser
   ----------------------------------------
Name:    Christopher Fraser
Title:   Treasurer

Sublessee:

Critical Therapeutics, Inc.

By:     /s/ Paul Rubin
   ----------------------------------------
Name:    Paul Rubin
Title:   CEO

         Landlord hereby consents to the within Sublease Agreement on the terms and conditions set forth therein. By this consent Landlord shall not be deemed:
(i) to have become a party to the Sublease or to have consented to any further assignment or sublease of the Premises or (ii ) to have modified, waived or affected (a) any of the provisions, covenants or conditions in the Lease, (b) any of the obligations of the "Lessee" under the Lease or (c) any rights or remedies of the "Lessor" under the Lease.

Landlord:

Massachusetts Institute of Technology

By:     /s/ Steven C. March
   ----------------------------------------
         Stephen C. Marsh
Its:     Managing Director, Real Estate

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

                                    EXHIBIT A

                         [FLOOR PLAN OF SUBLET PREMISES]

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

                                    EXHIBIT B

                            PLAN OF SUBLESSEE'S WORK

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

                                    EXHIBIT C

              ITEMS TO BE REMOVED BY SUBLESSEE FROM SUBLET PREMISES

                                   Cage Washer
                                    Autoclave
                                 Steam Generator

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